Final Execution Copy

                                                                     Exhibit 4.4

                                    AMENDMENT


      This Amendment (the "Amendment") to the Option Agreement (as defined below) is entered into as of August 7, 2003, by and among (i) Crystal Systems Solutions Ltd., a public company organized under the laws of the State of Israel and registered under No. 52-004306-8 ("Crystal"), and (ii) (a) The Israel Mezzanine Fund L.P., a limited partnership formed under the laws of the State of Delaware (the "Delaware Fund"), (b) The Israel Mezzanine Fund (In Israel), Limited Partnership, a limited partnership organized under the laws of the State of Israel (the "Israeli Fund") and (c) The Jordan (Bermuda) Investment Company Ltd. (the "Trust" and, collectively with the Delaware Fund and the Israeli Fund, the "Fund") acting through their authorized representative, First Israel Mezzanine Investors Ltd., a company organized under the laws of the State of Israel ("FIMI").

WITNESSETH

      WHEREAS, Crystal and the Fund have entered on January 11, 2001 into an Option Agreement (the "Option Agreement") in connection with the purchase by the Fund of certain convertible Notes (as defined in the Option Agreement) issued by Intercomp Ltd., a private Israeli company (registration No. 51-233623-1) ("Intercomp"); and

      WHEREAS, the parties wish to amend certain terms in the Option Agreement, as set forth in this Amendment;

      NOW THEREFORE, the parties hereto agree as follows:

Revised Terms of the Put Option
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     1.   Section 1 of the Option Agreement shall be amended as follows:

          The phrase "in accordance with the provisions of Section 6 below" shall be replaced with the phrase "as more fully set forth below" and the phrase "or the Deferred Cash Consideration" shall be added after the phrase "Cash Consideration" and before "or the Crystal Securities" in the last sentence.

     2. The provisions of the first paragraph in Section 2 of the Option Agreement shall be deemed to apply to each Put Option Exercise Period.

     3. Section 3 of the Option Agreement shall be replaced with the following paragraph:

          "(a) The Fund shall be entitled, upon delivery to Crystal of a Notice of Exercise of the Put Option, to exercise the Put Option in three installments, each installment exercisable in whole, in accordance with the provisions more fully set forth below, during the thirty (30) day period preceding each of the following dates, respectively:

               (i)  June 30 2004;

               (ii) June 30 2005; and

               (iii) June 30 2006.

               Each such 30 day period shall be referred to herein as a "Put Option Exercise Period".

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          (b)  During each Put Exercise Period, the exercisable portion of the
               Put Option ("Portion") shall equal one third of (i) the principal amount of the Notes, which, as of the date of this Amendment, equals US$1,166,666.6, plus (ii) the Interest incurred on such amount according to the terms of the Notes as of the date on which the Notes were issued to the Fund and until the date of actual payment of Cash Consideration or Deferred Cash consideration or the date of issuance of Crystal Securities as part of the Put Consideration, as applicable, less (iii) any amount previously paid by Intercomp on account of that Portion of the Notes.

          (c) Within 7 business days following its receipt of a Notice of Exercise of the Put Option from the Fund, Crystal shall notify the Fund in writing, as to whether it elects to pay the Fund with Crystal Securities or Cash Consideration with respect to the portion of the Put Option being exercised, as more fully set forth in Section 1 of the Option Agreement.

          (d) Deferred Cash Consideration. In the event Crystal elects to pay the Fund Crystal Securities as the Put Consideration, the following provisions shall apply:

               Notwithstanding the provisions of Section 1 of the Option
               Agreement:

          (a) Within 7 business days following the receipt of Crystal's notice of its election to issue Crystal Securities, the Fund shall notify Crystal in writing whether or not it accepts such Crystal Securities in satisfaction of payment of the applicable Portion of the Put Option. Failure by the Fund to deliver such notice within such 7 business day period, shall be deemed to constitute consent by the Fund to the receipt of the Crystal Securities.

               In the event that the Fund notifies Crystal in writing within the 7 business day period set forth above, that it refuses to receive Crystal Securities as the Put Consideration, Crystal shall have to pay the Fund the corresponding Cash Consideration in its stead, but shall be entitled to defer such payment until September 30, 2006 (the "Deferred Cash Consideration")."

               Notwithstanding the provisions of Section 4 below, in the event that the Put Consideration shall be in the form of Deferred Cash Consideration, the Put Closing shall take place on September 30, 2006.

     4. The words "the applicable Portion of" shall be added before the words "the original Notes" in Sub-section 4.1.1 of the Option Agreement.

     5. Sub-Section 4.1.2 of the Option Agreement shall be replaced by the following paragraph:

          "In the event of an issuance of Crystal Securities as part of the Put Consideration in accordance with the terms hereof, Crystal shall issue and allot to the Fund or to the Fund's designee(s) such Crystal Securities. In the event that the Funds elect to receive the Cash Consideration or the Deferred Cash Consideration, Crystal shall transfer the Cash Consideration or the Deferred Cash Consideration, as applicable, to the Fund's bank account, by wire transfer of immediately available funds.".

          The words "the applicable Portion of" shall be added before the words "the Notes" in Section 4.2 of the Option Agreement.

     6.   Section 5 of the Option Agreement will be revised as follows:

          (a) The definition of "W" shall be replaced by the following: "W = The Portion of the Put Option exercised in accordance with the provisions of Section 3 above;"

          (b)  The last paragraph of Section 5 will be deleted.

     7. The following language shall be added at the beginning of Section 8A of the Option Agreement: "The following provisions shall apply before the end of the last of the Put Option Exercise Periods".

     8.   Section 9 of the Option Agreement will be revised as follows:

          8.1  Subsection 9.1.2 of the Option Agreement shall be deleted.

          8.2 Without derogating from the above, in the event of an Accelerated Exercise pursuant to Section 9 of the Option Agreement, the Fund shall be entitled to receive the Cash Consideration upon the exercise of the Put Option. For the avoidance of doubt, the occurrence of the event described in the now deleted Section
               9.1.2 of the Option Agreement shall not entitle the Fund to any acceleration of its rights under the Option Agreement to receive cash consideration, Deferred Consideration or Crystal Securities, as applicable.

     9.   Additional Provisions

          The provisions set forth below will be added to the Option Agreement as Section 11A:

          11A. Warrants

          1.   With respect to each Portion of the Put Option exercised by the
               Fund:

               1.1 In the event that the Fund consents to the receipt of Crystal Securities upon exercise of a Portion (i.e. as part of the Put Consideration), then, in addition to the applicable portion of Crystal Securities, Crystal shall issue to the Fund freely assignable (except to a competitor of Crystal or its subsidiaries) warrants to purchase 133,000 (One Hundred and Thirty Three Thousand) Ordinary Shares of Crystal, nominal value NIS 0.01.

                    Crystal's Ordinary Shares to be issued, pursuant to the terms and conditions more fully set forth herein, following the exercise of the Warrants, if any, issued pursuant to this Sub-section 1.1 may be sold on NASDAQ at any time following a period of 7 trading days commencing on the date of exercise of the Warrants, provided that there are no restrictions on such sale pursuant to applicable securities laws. Crystal shall not be obligated to issue a registration statement for the Ordinary Shares underlying the Warrants. However, upon receipt of a 4 trading day prior written notice from the Fund, Crystal shall be obligated to include the Ordinary Shares underlying the Warrants issued pursuant to this Subsection 1.1, if any, in the registration statement to be prepared for the Crystal Securities pursuant and subject to the provisions of the Option Agreement;

               1.2 In the event that the Fund elects to receive the Cash Consideration, then, in addition to such Cash Consideration, Crystal shall issue to the Fund freely assignable (except to a competitor of Crystal or its subsidiaries) warrants to purchase 70,000 (Seventy Thousand) Ordinary Shares of Crystal nominal value NIS 0.01.

                    Crystal's Ordinary Shares to be issued following the exercise of the Warrants pursuant this Subsection 1.2 may be sold on the NASDAQ at any time following a period of 7 trading days commencing on the date of exercise of the Warrants, provided that there are no restrictions on such sale pursuant to applicable securities laws. Crystal shall not be obligated to issue a registration statement for the Ordinary Shares underlying the Warrants.

                    (in each case, the warrants issued to the Fund pursuant to this Section shall be referred to as the "Warrants").

                    The number of shares underlying the Warrants and the Warrant Exercise Price (as defined below) shall be adjusted for any share splits, issuance of bonus shares, combinations of shares and distribution of dividends.

     2.   Exercise of Warrants.

               2.1 The exercise price of each Ordinary Share of Crystal underlying the Warrants will be US $4.00 (four dollars) (the "Warrant Exercise Price").

               2.2 Subject to the provisions hereof, the Warrants may be exercised in whole or in part, at any time or from time to time during the period (the "Warrant Exercise Period") commencing on:

                    (i) with respect to each Warrant issued pursuant to Section 11.A.1.1. above, the first date on which Crystal Securities were issued with respect to the respective Portion exercised;

                    (ii) with respect to the each Warrant issued pursuant to
                         Section 11A.1.2 above, the date on which the portion of the Cash Consideration payable for the respective Portion exercised was delivered to the Fund, and

                    (iii) with respect to the each Warrant issued following the election of the Deferred Cash Consideration, the first date on which such election was made with respect to the respective Portion exercised; and terminating, in each of (i)-(iii) above, on June 30, 2007.

               2.3 The Warrants shall be exercised by delivery to Crystal of the following, by no later than 8:00 p.m. (Israel time) on the last day of the Warrant Exercise Period:

                    (i) a written notice of exercise (the "Warrant Exercise Notice") in the form attached hereto as Exhibit 11A.2.3; and

                    (ii) payment to Crystal, bank account no. [ ], of the
                         Exercise Price for the number of Ordinary Shares specified in the Warrant Exercise Notice, as evidenced by a copy of the letter of wire instructions delivered by the Fund to it bank.

               2.4 The Exercise Price for the number of Crystal's Ordinary Shares specified in the Warrant Exercise Notice shall be payable in immediately available funds. The Fund shall pay the Exercise Price for the Crystal Ordinary Shares in U.S. dollars or, at the Fund's discretion, the NIS equivalent thereof, based on the Representative Rate of Exchange of the U.S. dollar published by the Bank of Israel known as of the time of payment.

     10.  Miscellaneous

               10.1 All capitalized terms that are not otherwise defined in this
                    Amendment shall have the respective meanings attributed to them in the Option Agreement.

               10.2 All other provisions of the Option Agreement which were not revised by this Amendment shall remain in full force.

      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.


Crystal Systems Solutions Ltd.

By: /s/ Iris Yahal
   ------------------
Name:  Iris Yahal
       --------------
Title: CFO
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The Israel Mezzanine Fund, L.P.

By: First Israel Mezzanine Investors Ltd.
By: /s/ Ishay Davidi
   -----------------
Name: Ishay Davidi
     ---------------
Title: CEO
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    The Israel Mezzanine Fund (In Israel), Limited Partnership

    By:  First Israel Mezzanine Investors Ltd.
    By: /s/ Ishay Davidi
       ----------------
Name: Ishay Davidi
     ------------------
Title: CEO
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    The Jordan (Bermuda) Investment Company Ltd.

    By: First Israel Mezzanine Investors Ltd.

By: /s/ Ishay Davidi
   ------------------
Name: Ishay Davidi
     ----------------
Title: CEO
       ---